As filed with the Securities and Exchange Commission on October 31, 2011

File No. 333-133816

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ARCH CHEMICALS, INC.
(Exact name of registrant as specified in its charter)

Virginia	06-1526315
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o LG Acquisition Parent Corp.
90 Boroline Road
Allendale, New Jersey 07401
(201) 316-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ARCH CHEMICALS, INC. EMPLOYEE DEFERRAL PLAN
(Full title of the plan)

Scott Waldman, Esq.
Vice President and Secretary
Arch Chemicals, Inc.
c/o LG Acquisition Parent Corp.
90 Boroline Road
Allendale, New Jersey 07401
Telephone: (201) 316-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated Filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

          This Post-Effective Amendment No. 1 (the “Amendment”), relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-133816, of Arch Chemicals, Inc. (the “Company”), which was filed with the Securities and Exchange Commission on May 4, 2006, pertaining to the registration of $3,000,000 of Deferred Compensation Obligations pursuant to the Arch Chemicals, Inc. Employee Deferral Plan.

          On October 17, 2011, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 10, 2011, among Lonza Group Ltd., a company organized under the laws of Switzerland (“Parent”), LG Acquisition Corp., a Virginia Corporation (“Merger Sub”), and the Company, Merger Sub consummated the previously disclosed tender offer for all of the outstanding shares of common stock of the Company, par value $1.00 per share (“Common Stock”) at a price per share of $47.20, net to the seller in cash, without interest and less any required withholding taxes. On October 19, 2011, the previously disclosed subsequent offering period provided by Merger Sub in connection with the Offer expired.

          On October 20, 2011, pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”) in accordance with the Virginia Stock Corporation Act of the Commonwealth of Virginia, with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent. The Merger became effective on October 20, 2011 as a result of the issuance of a certificate of merger by the State Corporation Commission of the Commonwealth of Virginia.

          As a result of the Merger, (i) all outstanding shares of Common Stock (other than any shares of Common Stock owned by the Company’s subsidiaries or owned by Parent, Merger Sub or any of their respective subsidiaries) were cancelled and automatically converted into the right to receive an amount in cash equal to $47.20, without interest and less any required withholding taxes, and (ii) the offerings of the Company’s securities pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Amendment.

          This Amendment shall become effective automatically upon the date of filing in accordance with Rule 464 promulgated under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allendale, State of New Jersey, on October 31, 2011.

ARCH CHEMICALS, INC.

/s/ Jeanne Thoma
By: Jeanne Thoma
Title: President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeanne Thoma
Jeanne Thoma	President (Principal Executive Officer)	October 31, 2011

/s/ Alexander H. Hoy
Alexander H. Hoy	Vice President and Chief Financial Officer	October 31, 2011
(Principal Financial Officer)

/s/ Meghan E. DeMasi
Meghan E. DeMasi	Controller (Principal Accounting Officer)	October 31, 2011

/s/ Anthony Branciforte
Anthony Branciforte	Director	October 31, 2011

/s/ Joseph Colleluori
Joseph Colleluori	Director	October 31, 2011

/s/ Marc Funk
Marc Funk	Director	October 31, 2011

/s/ Bradley Luria
Bradley Luria	Director	October 31, 2011

/s/ Scott Waldman
Scott Waldman	Director	October 31, 2011